[Letterhead]


Mr. R. Steven Hicks
President/CEO
SFX Broadcasting, Inc.
c/o Star Media Group, Inc.
5080 Spectrum Drive, #609B
Dallas, TX 75248

Dear Mr. Hicks:

   Susquehanna Radio Corp., or its assignee (Buyer) hereby offers to purchase from SFX Broadcasting Inc. (Seller) the assets associated with the operation of Radio Station KTCK-AM (Station) licensed to Dallas, TX on the terms and subject to the conditions set forth herein.

Assets to be Purchased

   Buyer will purchase all of the assets, tangible and intangible, real, personal or mixed (the Assets), used and/or useful in the operation of the Station. The Assets are to be free and clear of any debts, liens, or encumbrances of any kind or nature except as to any obligation or liability of Seller that Buyer may expressly agree in writing to assume.

Purchase Price

   The purchase price will be $14,000,000 in cash for assets.

Earned Money/Liquidated Damages

   Buyer and Seller will proceed diligently and in good faith to the execution of an agreement, embodying the terms of this offer and containing such other provisions mutually acceptable to both parties as are usual and customary in such agreements. Upon the signing of the formal agreement, a deposit in the amount of $700,000 will be established with a mutually acceptable escrow agent. Should Buyer fail or decline to perform its obligations in the definitive agreement, this sum will be paid to Seller as liquidated damages in full compensation for any damages that Seller may sustain thereby.

Mr. R. Steven Hicks
April 11, 1996
Page 2

Fees/Expenses

   Each party shall bear its own legal and accounting fees. Buyer and Seller warrant that other than Star Media Group no broker has been used in the transaction contemplated herein. Any payment due to Star Media shall be the responsibility of Seller.

Prorations

   All revenues and expenses excluding employee benefits shall be prorated to the date of closing.

Financial Statements/Due Diligence/Warranties

   Seller will provide reasonable access to Buyer to perform due diligence including but not limited to inspection of all financial statements, books and records; review of contracts; and inspection of physical assets.

   Seller will warrant that the broadcasting equipment of the Station is, and will be on the date of closing, in good working order and operating in conformance with the requirements of the Station's license and applicable rules of the Federal Communications Commission (FCC).

LMA

   Subject to satisfactory completion of the due diligence review mentioned above, Buyer and Seller agree to enter into a Local Marketing Agreement which will permit the Buyer to program and market the station prior to closing. Seller will be compensated at a rate of $80,000 per month for the initial 3 months, $90,000 per month for the second 3 months and $100,000 per month thereafter in connection with this Local Marketing Agreement.

Contingencies/Timing/Confidentiality

   This offer is contingent upon execution of a formal Purchase and Sale Agreement reasonably acceptable to Buyer and Seller within forty-five days of acceptance of this letter and upon the consent of the FCC to the assignment of Station's license to Buyer. Within five days after execution of a formal Purchase and Sale Agreement, Buyer and Seller will join in an application to the FCC seeking consent to the assignment. Closing will take place on a mutually acceptable date after consent to the assignment has been granted by the FCC staff under delegated authority, but in no event later than ten days after such consent shall have become a Final Order.

   Notwithstanding the foregoing Buyer agrees that any obligation to sell the Station created by the execution of this letter is contingent upon the sale of Seller's other radio station assets in the Dallas market.

Mr. R. Steven Hicks
April 11, 1996
Page 3

   Seller agrees that for a period of forty-five days from the date of the acceptance by Seller of the terms hereof, Seller will refrain from negotiating or entering into any agreement with respect to the disposition of the Station or any of its assets with any party. In the event that a satisfactory Agreement has not been executed by the parties hereto for any reason within forty-five days from the acceptance of the terms hereof by Seller, no party shall have any legal obligation hereunder.

   If closing of the purchase and sale contemplated herein has not been completed within 12 months after acceptance by the FCC of the applications for assignment of license to Buyer, either party hereto shall have the right to rescind its obligations hereunder.

   Buyer shall have the right to demand specific performance of Seller's obligations hereunder.

   Neither of the parties hereto shall make any public announcement or press release regarding this letter or transaction or the subject matter hereof without the prior written consent of the other party.

   If you are in agreement with the terms and conditions contained herein, please so indicate by signing the enclosed copy of this letter and returning it to my attention. This offer will expire at 5:00 p.m., Eastern Daylight Time, Friday, April 19, 1996.

                                          SUSQUEHANNA RADIO CORP.



                                          By: /s/ Peter P. Brubaker
                                            ------------------------------
                                              Peter P. Brubaker
                                              Vice Chairman

AGREED AND ACCEPTED
SFX BROADCASTING, INC.



By: /s/ Howard J. Tyler
  ------------------------

Date: 4/18/96

cc: Paul Leonard
Star Media Group, Inc.